K&L GATES LLP

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PRIVILEGED AND CONFIDENTIAL

May 19, 2017

EQ Advisors Trust

c/o AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, New York 10104

Re:	Reorganization to Combine Two Series of a Delaware Statutory Trust

Ladies and Gentlemen:

EQ Advisors Trust, a Delaware statutory trust (“EQAT”) — on behalf of AXA/Pacific Global Small Cap Value Portfolio (“Target”) and AXA/Horizon Small Cap Value Portfolio (“Acquiring Portfolio”), each a segregated portfolio of assets (“series”) thereof1 — has requested our opinion as to certain federal income tax consequences of Acquiring Portfolio’s proposed acquisition of Target pursuant to a Plan of Reorganization and Termination that was approved and duly adopted as of December 1, 2016, by EQAT’s Board of Trustees at a meeting thereof duly called and held on November 30 - December 1, 2016 (“Plan”).2 The Plan contemplates (1) the transfer of all the Assets to Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares and Acquiring Portfolio’s assumption of all the Liabilities, followed by (2) Target’s distribution of those shares pro rata to the Shareholders in exchange for their Target Shares and in complete liquidation thereof (for federal tax purposes), and (3) Target’s termination as a series of EQAT, all on the terms and conditions set forth therein (collectively, “Reorganization”).

In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated February 22, 2017, regarding the Reorganization (as well as reorganizations involving certain other series of EQAT and certain series of AXA Premier VIP Trust (collectively, “Other Series”)) that was furnished in connection with the solicitation of voting instructions by the Board, on behalf of Target (and certain of the Other Series), for use at a special meeting of the shareholders of Target (and those Other Series) that was held on March 28, 2017 (“Proxy/Prospectus”), (3) the letter dated February 28, 2017 (which accompanied the Proxy/Prospectus), to owners of variable life insurance policies and/or variable annuity contracts or certificates who participate in Target (and/or one or more of those Other Series) through the

1 Each of Target and Acquiring Portfolio is sometimes referred to herein as a “Portfolio.”

2 Each capitalized term that is not defined herein has the meaning ascribed thereto in the Plan.

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EQ ADVISORS TRUST

MAY 19, 2017

investment divisions of a separate account or accounts established by AXA Equitable or another insurance company (each, an “Insurance Company”) regarding instructing the relevant Insurance Company how to vote the Target Shares (and shares of those Other Series) related to those owners’ interests in those accounts as of the close of business on December 31, 2016, (4) the Notice of Joint Special Meeting of Shareholders, dated February 28, 2017, and Contractholder Voting Instructions, dated February 22, 2017, which also accompanied the Proxy/Prospectus, and (5) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Plan (as contemplated in paragraph 4.3(q) thereof) (each, a “Representation”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and as of immediately after the close of business (4:00 p.m., Eastern Time) on the date hereof (“Effective Time”) will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.

OPINION

It is our opinion that, based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations’ being true and complete at the Effective Time and the Reorganization’s being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:

(1) Target’s transfer of the Assets to Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares and Acquiring Portfolio’s assumption of the Liabilities, followed by Target’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Shares and in complete liquidation of Target, will qualify as a “reorganization” (as defined in section 368(a)(1)(D) of the Code), and each Portfolio will be “a party to a reorganization” (within the meaning of Code section 368(b));

(2) Target will recognize no gain or loss on the transfer of the Assets to Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares and Acquiring Portfolio’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Shares;

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EQ ADVISORS TRUST

MAY 19, 2017

(3) Acquiring Portfolio will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Portfolio Shares and its assumption of the Liabilities;

(4) Acquiring Portfolio’s basis in each Asset will be the same as Target’s basis therein immediately before the Reorganization, and Acquiring Portfolio’s holding period for each Asset will include Target’s holding period therefor (except where Acquiring Portfolio’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5) A Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Portfolio Shares pursuant to the Reorganization; and

(6) A Shareholder’s aggregate basis in the Acquiring Portfolio Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Portfolio Shares, and its holding period for those Acquiring Portfolio Shares will include, in each instance, its holding period for those Target Shares, provided the Shareholder holds them as capital assets at the Effective Time.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on the Portfolios or the Shareholders thereof with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the IRS in existence at the Effective Time. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or

PRIVILEGED AND CONFIDENTIAL

EQ ADVISORS TRUST

MAY 19, 2017

foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith) — including whether either Portfolio qualifies or will qualify as a RIC. Our opinion also applies only to the extent each Portfolio is solvent, and we express no opinion about the tax treatment of the Reorganization if either Portfolio is insolvent. Finally, our opinion is solely for the addressee’s information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

/s/ K&L GATES LLP